SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[   ]    Soliciting Material under Rule 14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 27, 2017

Members encouraged to vote your OGE shares before May 18
Vote by telephone or Internet any time

The Annual Meeting of Shareholders of OGE Energy Corp. will be held at 10 a.m., Thursday, May 18, 2017 at the Fort Smith Convention Center in Ft. Smith, Ark., for the following purposes:

1.	To elect nine members of the board of directors;

2.	To ratify the appointment of Ernst & Young LLP as the company's principal independent accountants for 2017;

3.	To hold an advisory vote to approve named executive officer compensation;

4.	To hold an advisory vote on the frequency of advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting.

The board of directors recommends a vote to elect nine members of the board of directors in proposal (1); FOR proposal (2); FOR proposal (3); and 1 YEAR on proposal (4).

Most company members are shareholders through benefit plans like the Retirement Savings Plan (401(k)) administered by Fidelity Investments, and therefore as shareholders are entitled to vote. Company members make up an important percentage of OGE ownership, so it's important to vote your shares before May 18. Active members who own OGE shares through the Retirement Savings Plan will receive a proxy card with instructions for voting by one of three methods:

•	Internet: www.proxyvote.com

•	Telephone: 1-800-690-6903

•	Mail: Return the proxy card in the postage paid envelope

When voting on the internet or by telephone, you will need your control number, which is printed on the proxy card. You may also enter an email address to receive a confirmation when your vote is recorded.

Electronic voting and website posting of financial reports and proxy information help the company save thousands of dollars in printing, mailing and handling costs. Every member who participates in the electronic voting process, by internet or telephone, contributes to the savings.

Results of the shareholder proxy voting will be announced during the annual meeting May 18 and also immediately announced to members by Breaking News.